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DOV Pharmaceutical, Inc.
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DOV 21,947 Demonstrates Significant Body Weight and BMI Reductions in
Drug-Compliant Subjects in Phase Ib Clinical Study

SOMERSET, NJ, September 25, 2007 -- DOV Pharmaceutical, Inc. (“DOV”, or the “Company”) (OTCBB and Pink Sheets: DOVP) announced today additional Phase Ib results for DOV 21,947, its lead triple reuptake inhibitor (“TRIP”) for the treatment of depression and obesity. A preliminary analysis of the study results demonstrated that DOV 21,947 was safe and well-tolerated at the doses examined, and produced a statistically significant reduction in plasma triglyceride levels, as described more fully below. Further analyses of these data demonstrate that DOV 21,947 significantly reduces body weight and Body Mass Index (“BMI”) in drug-compliant subjects compared to placebo. The Company intends to initiate a Phase II study of DOV 21,947 for the treatment of depression in the first quarter of 2008.

This double-blind, placebo-controlled Phase Ib study enrolled 46 male and female volunteers. Following a one-week placebo run-in, subjects received either escalating daily doses of 50 mg, 100 mg and 150 mg of DOV 21,947 (31 subjects) or placebo (15 subjects), for a total of eight weeks. Those subjects with detectable blood levels of DOV 21,947 or its principal metabolite during at least three of four bimonthly visits (approximately 70% of the drug-treated subjects) were classified as drug compliant.

At the end of this eight-week study, the mean difference in body weight change from baseline between the drug-compliant and placebo groups was 4.6 pounds (p<0.006). Furthermore, following a one-week wash-out period, this highly significant difference in body weight change between the groups was reduced by almost 50%, indicating a reversible, drug-related effect. Statistical results similar to those for the body weight reduction were obtained for the BMI. The mean difference in BMI change from baseline between the drug-compliant and placebo groups was 0.75 kg/m2 (p<0.005), with a reversible drug-related effect at the end of the one-week wash-out period.

“There is a significant co-morbidity of obesity with major depressive disorder that can be exacerbated by the weight gain produced by many antidepressants. We believe a product that could not only manage depression but also impact weight gain would represent a significant advantage over currently marketed antidepressants. Because this study did not include dietary restrictions, exercise programs, and other weight management tools that are often incorporated in obesity trials, it is remarkable that DOV 21,947 produced a robust reduction in body weight compared to placebo. These data not only validate our preclinical findings with DOV 21,947, but also provide a clear differentiator that we will explore in further development. In addition, this data serves to validate the therapeutic versatility of this class of compounds,” said Dr. Phil Skolnick, President and Chief Scientific Officer of DOV.

“The delay in the initiation of the Phase II study of DOV 21,947 to the first quarter of 2008 has enabled us to further evaluate the protocol design to ensure that we are capturing potential effects of DOV 21,947’s effects on body weight and appropriately capture drug-compliance in our analyses. This delay, along with other cost containment measures, also serves to provide us with sufficient capital through April 2008 as we explore our financing and collaborative options,” said Barbara Duncan, Chief Executive Officer of DOV. The double-blind, Phase II study now scheduled for initiation in the first quarter of 2008 will compare up to 100 mg per day of DOV 21,947 versus placebo in approximately 200 patients with major depressive disorder over a six-week treatment period. The Company expects the results from this Phase II study to be available at the end of 2008.

About DOV 21,947

Clinical research indicates that co-administrating drugs that, in combination, inhibit reuptake of the three neurotransmitters most closely linked to depression - serotonin, norepinephrine and dopamine - can produce greater overall efficacy than currently marketed antidepressants.  This novel combination of properties in a single antidepressant could provide a breakthrough in the treatment of depression. DOV 21,947, a TRIP, is structurally related to DOV 216,303.  In a Phase II clinical trial with DOV 216,303 for the treatment of depression, patients who completed two weeks of treatment in both the DOV 216,303 and citalopram groups demonstrated reductions from baseline (p<0.0001) in the total HAM-D scores.  In both groups, the reductions from baseline in the HAM-D scores were greater than 40%.

Eight Phase I studies of DOV 21,947 have been completed. On August 9, 2007, the Company announced the preliminary results from this most recently completed double-blind, placebo-controlled Phase Ib study. The study demonstrated that DOV 21,947 was safe and well-tolerated. The proportion of patients with treatment emergent adverse events was similar in the two treatment groups, with 36% and 47% in the DOV 21,947 and the placebo groups, respectively. Reported adverse events with greater than 3% incidence in both the DOV 21,947 and placebo treated arms included headache, nausea, diarrhea and dizziness. No other reported adverse event with a greater than 5% incidence was observed in the DOV 21,947 treated subjects. In addition, preliminary analysis of the clinical chemistry laboratory data indicates that DOV 21,947 treated subjects had lowered plasma triglyceride levels compared to placebo treated subjects (p<0.015). This reduction in mean triglyceride levels was noted following two weeks of treatment (~23% reduction), was maintained at the end of the DOV 21,947 treatment period (~29% reduction) and was reversed after the one-week washout period at the end of the study.

About DOV

DOV is a biopharmaceutical company focused on the discovery, acquisition and development of novel drug candidates for central nervous system disorders. The Company’s product candidates address some of the largest pharmaceutical markets in the world including depression, pain and insomnia.

Cautionary Note

Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain or even relatively confident. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

▪	raise substantial additional capital in order to fund operations;
▪	obtain and maintain all necessary patents, licenses and other intellectual property rights;
▪	demonstrate the safety and efficacy of product candidates at each stage of development;
▪	meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;
▪	meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;
▪	meet or require our partners to meet obligations and achieve milestones under our license and other agreements;
▪	maintain collaborations as required with pharmaceutical partners;
▪	seek and evaluate strategic alternatives, including with respect to collaborations and partnerships for certain of our development programs and compounds; and
▪	produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

You should also refer to the risks discussed in our filings with the Securities and Exchange Commission including those contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 that was filed on March 30, 2007 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 that was filed on August 8, 2007. We qualify all our forward-looking statements by these cautionary statements. Readers should not place undue reliance on our forward-looking statements. We do not undertake any obligation and do not intend to update any forward-looking statement.